EXHIBIT 99.6

First Amendment to the 8.75% Convertible Debenture

This First Amendment to the 8.75% Convertible Debenture (this “Amendment”) is made and entered into as of July 22, 2009, by and among Axion International Holdings, Inc., a Colorado corporation (the “Company”), and Harborview Master Fund LP, (the “Holder”).

WHEREAS, the Company and the Holder entered into an 8.75% Convertible Debenture, due December 31, 2010 in the principal amount of $172,500 (the “Debenture”);

WHEREAS, the the Company and the Holder wish to amend certain provisions in the Debenture, as set forth herein; and

WHEREAS, the Debenture may be amended with an instrument in writing signed by the Company and the Holder.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, representations and warranties made herein, the Company and the Holder intending to be legally bound, hereby agree as follows:

1.  Definitions.  Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to them under the Debenture.

2.  Amendment.  Section 4(b) of the Debenture shall be amended in its entirety to read as follows:

“Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to $1.25 subject to adjustment herein (the “Conversion Price”).”

3.  Survival of Provisions.  Except as specifically amended above, the Debenture is hereby ratified, confirmed, and acknowledged and shall remain in full force and effect.

4.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.  The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Company and the Holder to the terms and conditions of this Amendment, as an original.

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IN WITNESS WHEREOF, the Company and the Holder, intending to be legally bound, have executed this First Amendment to the 8.75% Convertible Debenture as of the date first written above.

Axion International Holdings, Inc.

/s/ James Kerstein
By: James Kerstein
Title: Chief Executive Officer

Harborview Master Fund LP

/s/ Terri McGregor
By: Terri McGregor
Title: Navigator Management Ltd. - Authorized Signatory

/s/ Peter Cooper
By: Peter Cooper
Title: Navigator Management Ltd. - Authorized Signatory